Exhibit 99.1

MEDIA RELEASE

American Campus Communities Inc. Reports Fourth Quarter
and Year End 2009 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—February 16, 2010--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2009.

2009 Highlights

▪
Increased quarterly FFOM 54.8 percent to $23.2 million or $0.43 per fully diluted share compared to $15.0 million or $0.34 per fully diluted share in the fourth quarter prior year.  Increased 2009 full year FFOM 65.7 percent to $71.6 million or $1.42 per fully diluted share compared to $43.2 million or $1.12 per fully diluted share for the full year 2008.

▪	Increased same store wholly-owned net operating income ("NOI") by 11.4 percent over the fourth quarter 2008 and 1.6 percent over the year ended December 31, 2008.

▪	Increased same store wholly-owned occupancy to 96.0 percent as of December 31, 2009 compared to 92.2 percent for same date prior year.

▪
Raised $198.3 million in net proceeds from a public offering of 9,775,000 shares of common stock at a price of $21.25 per share on May 5, 2009, which includes 1,275,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

▪
Renewed the company’s revolving credit facility for an additional three years with a one-year extension option and increased the size of the facility from $160 million to $225 million, which currently has no outstanding balance.

▪
Entered into an additional $125 million 5-year revolving credit facility, arranged by PNC ARCS, LLC on behalf of Freddie Mac.  This was the first Freddie Mac structured revolving credit facility completed in the student housing sector.

▪
Completed development and construction of our second American Campus Equity (ACE)™ project, the Barrett Honors College at Arizona State University, a 1,721-bed owned asset which opened 95 percent occupied.

▪
Awarded five ACE transactions at Boise State University, the University of New Mexico, Portland State University, Arizona State University West and Northern Arizona University, bringing the total ACE pipeline to 10 potential projects including multiple phases.

▪
Completed the disposition of a wholly-owned asset containing 700 beds in Cayce (Columbia), SC for a sale price of $18.2 million, and one Fidelity joint venture asset, containing 780 beds in Norman, Oklahoma for a sale price of $14.8 million.

▪	Obtained financing and commenced construction on a third-party development project at Cleveland State University containing 600 beds with anticipated completion for phase one occurring August 2010.

▪	Increased third-party management revenue by 33.7 percent to $8.8 million from $6.6 million in 2008, and established a pipeline of future contracts totaling $1.8 million in annual revenue.

2009 Operating Results

Revenue for the 2009 fourth quarter totaled $82.8 million, up 6.9 percent from $77.4 million in the 2008 fourth quarter. Operating income for the quarter increased $10.0 million or 65.9 percent over the prior year fourth quarter primarily due to the opening of Barrett Honors College in August 2009, the improved lease-up for the GMH portfolio for the 2009–2010 academic year, and efficiencies experienced in the fourth quarter 2009 related to the integration of the GMH portfolio.  Net loss for the 2009 fourth quarter totaled $2.0 million, or $0.04 per fully diluted share, compared with a net loss of $3.4 million, or $0.08 per fully diluted share, for the same quarter in 2008. This decrease over the prior year was primarily due to the increase in operating income discussed above, a reduction to depreciation and amortization as a result of the value assigned to in-place leases at the time of the GMH acquisition being fully amortized by the end of the 2009 third quarter, and a reduction to interest expense resulting from the pay down of $111 million of mortgage and construction debt during 2009. These decreases to net loss were offset by a $9.4 million loss from disposition of real estate recognized in the fourth quarter 2009.  FFO for the 2009 fourth quarter totaled $25.8 million, or $0.48 per fully diluted share, compared to $16.8 million, or $0.38 per fully diluted share, for the same quarter in 2008. FFOM for the 2009 fourth quarter was $23.2 million, or $0.43 per fully diluted share, compared to $15.0 million, or $0.34 per fully diluted share, for the same quarter in 2008. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $38.0 million in the quarter, up 11.4 percent from $34.1 million in the 2008 fourth quarter. Same store wholly-owned property revenues increased by 1.8 percent over the 2008 fourth quarter, primarily a result of student rental revenue increasing 3.2 percent and a reduction in other revenues of approximately 16.2 percent primarily related to the GMH integration and strategic product repositioning. The decrease in same store wholly-owned operating expenses of 8.1 percent over the 2008 fourth quarter was primarily due to efficiencies experienced in the fourth quarter 2009 related to the integration of the GMH portfolio. NOI for the total wholly-owned property portfolio increased 19.9 percent to $40.9 million for the quarter from $34.1 million in the comparable period of 2008. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

“Our strong performance in 2009 can be attributed to the successful integration of the GMH portfolio and the stable performance of our ACC legacy assets as evidenced by our fourth quarter and year end same store NOI growth of 11.4 percent and 1.6 percent, respectively, when compared to 2008," said Bill Bayless, American Campus CEO. "The year was also highlighted with the successful strengthening of our balance sheet, positioning us for future growth. With a solid start to the 2010-2011 lease-up, we remain focused on continued value creation in our core business.”

Portfolio Update

As of February 12, 2010, the company’s same store wholly-owned portfolio which includes the GMH assets was 49.9 percent applied for and 44.6 percent leased compared to 48.2 percent applied for and 45.2 percent leased for the same date prior year, with a 2.2 percent rental rate increase over the current in place rent.

On December 31, 2009, the company executed the disposition of Riverside Estates, a 700-bed owned off-campus property serving students attending the University of South Carolina, for a sale price of $18.2 million, including the assumption of the existing $16.2 million mortgage loan due November 1, 2016.  Also in the fourth quarter, the company executed the disposition of Commons on Oak Tree, a 780-bed off-campus property owned in a joint venture between the company and Fidelity Real Estate Group and serving the students attending the University of Oklahoma in Norman, for a sale price of $14.8 million, including the assumption of the existing $11.7 million mortgage debt.

During the fourth quarter, the Washington State University ACE project was discontinued as American Campus and WSU were not able to finalize mutually acceptable business terms.

In January 2010, the University of New Mexico board of regents unanimously approved preliminary materials required under our master agreement, including proposed ground lease terms for an ACE transaction to develop an 864-bed student housing community on UNM’s south campus. Construction is expected to start during the second quarter 2010 with anticipated occupancy starting Fall 2011.

American Campus has entered into a planning and predevelopment agreement with Portland State University during the first quarter 2010 for the development of an ACE project containing approximately 980 beds. The agreement outlines the business terms of the partnership, including preliminary ground lease terms, and summarizes the project’s initial program design.

2010 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2010 may be affected by, among other factors:

▪	national and regional economic trends and events;
▪	the timing of dispositions;
▪	interest rate risk;
▪	the timing of starts and completion of owned development projects;
▪	the ability of the company to be awarded and the timing of the commencement of construction of ACE and third-party development projects;
▪	university enrollment, funding and policy trends;
▪	the ability of the company to earn third-party development and management revenues;
▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
▪	the ability of the company to integrate acquired properties; and
▪	the success of releasing the company’s owned properties for the 2010-2011 academic year.

Based upon these assumptions management anticipates that fiscal year 2010 FFO will be in the range of $1.50 to $1.68 per fully diluted share and FFOM will be in the range of $1.44 to $1.62 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2010, and assumptions utilized, is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2010 outlook on Wednesday, February 17, 2010 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 800-901-5218 passcode 99439256 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until February 24, 2010 by dialing 888-286-8010 or 617-801-6888 passcode 85223552. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com.  The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 85 student housing properties containing approximately 52,100 beds. The company also owns a minority interest in 20 joint venture properties containing approximately 11,300 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 137 properties with approximately 87,100 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2009	December 31, 2008
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,014,970	$1,986,833
On-campus participating properties, net	65,690	69,302
Investments in real estate, net	2,080,660	2,056,135

Cash and cash equivalents	66,093	25,600
Restricted cash	29,899	32,558
Student contracts receivable, net	5,381	5,185
Other assets	52,948	64,431

Total assets	$2,234,981	$2,183,909

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$1,029,455	$1,162,221
Senior secured term loan	100,000	100,000
Secured revolving credit facility	-	14,700
Secured agency facility	94,000	-
Accounts payable and accrued expenses	26,543	35,440
Other liabilities	45,487	56,052
Total liabilities	1,295,485	1,368,413

Redeemable noncontrolling interests	36,722	26,286

Equity:
American Campus Communities Inc. and Subsidiaries stockholders’ equity:
Common stock	521	423
Additional paid in capital	1,092,030	901,641
Accumulated earnings and distributions	(189,165)	(111,828)
Accumulated other comprehensive loss	(4,356)	(5,117)
Total American Campus Communities Inc. and Subsidiaries stockholders’ equity	899,030	785,119
Noncontrolling interests	3,744	4,091
Total equity	902,774	789,210

Total liabilities and equity	$2,234,981	$2,183,909

Table 2
American Campus Communities Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:	(unaudited)		(unaudited)
Wholly-owned properties	$71,345	$66,042	$271,938	$194,701
On-campus participating properties	7,498	7,049	22,727	22,042
Third-party development services	1,317	1,024	5,015	7,922
Third-party management services	2,219	2,393	8,795	6,578
Resident services	382	927	1,115	2,336
Total revenues	82,761	77,435	309,590	233,579

Operating expenses:
Wholly-owned properties	30,845	32,881	132,965	101,804
On-campus participating properties	2,697	2,703	10,200	10,771
Third-party development and management services	2,621	3,410	11,250	11,123
General and administrative	2,711	2,712	10,955	11,274
Depreciation and amortization	17,988	19,953	76,201	56,853
Ground/facility leases	629	543	2,107	1,778
Total operating expenses	57,491	62,202	243,678	193,603

Operating income	25,270	15,233	65,912	39,976

Non-operating income and (expenses):
Interest income	19	83	120	1,131
Interest expense	(16,350)	(17,060)	(62,747)	(49,497)
Amortization of deferred financing costs	(1,049)	(976)	(3,466)	(2,563)
Loss from unconsolidated joint ventures	(129)	(438)	(2,073)	(1,619)
Other nonoperating income	-	-	402	486
Total nonoperating expenses	(17,509)	(18,391)	(67,764)	(52,062)

Income (loss) before income taxes and discontinued operations	7,761	(3,158)	(1,852)	(12,086)
Income tax provision	(135)	(127)	(540)	(388)
Income (loss) from continuing operations	7,626	(3,285)	(2,392)	(12,474)

Discontinued operations:
Loss attributable to discontinued operations	(193)	(97)	(710)	(345)
Loss from disposition of real estate	(9,358)	-	(9,358)	-
Total discontinued operations	(9,551)	(97)	(10,068)	(345)

Net loss	(1,925)	(3,382)	(12,460)	(12,819)
Income attributable to noncontrolling interests	(78)	(38)	(380)	(236)

Net loss attributable to American Campus Communities, Inc. and Subsidiaries	$(2,003)	$(3,420)	$(12,840)	$(13,055)
Net loss per share attributable to American Campus Communities Inc. and Subsidiaries common stockholders:
Basic and diluted	$(0.04)	$(0.08)	$(0.28)	$(0.36)

Weighted average common shares outstanding:
Basic and diluted	52,208,834	42,333,748	48,706,480	36,947,656

Table 3
American Campus Communities Inc. and Subsidiaries
Calculation of FFO and FFOM
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net loss attributable to American Campus Communities, Inc. and Subsidiaries	$(2,003)	$(3,420)	$(12,840)	$(13,055)
Noncontrolling interests	78	38	380	236
Loss from disposition of real estate	9,358	-	9,358	-
Loss from unconsolidated joint ventures	129	438	2,073	1,619
FFO from unconsolidated joint ventures (1)	401	(132)	246	(487)
Real estate related depreciation and amortization	17,833	19,897	75,814	56,459

Funds from operations (“FFO”)	25,796	16,821	75,031	44,772

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(1,905)	(1,555)	(1,319)	(101)
Amortization of investment in on-campus participating properties	(1,081)	(1,092)	(4,350)	(4,322)
FFO from Hampton Road unconsolidated joint venture (2)	(288)	232	(288)	419
	22,522	14,406	69,074	40,768

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	371	292	979	1,409
Management fees	333	310	1,042	1,006
Impact of on-campus participating properties	704	602	2,021	2,415

Elimination of our share of impairment charges(4) recorded for unconsolidated joint ventures	-	-	464	-
			$-
Funds from operations – modified (“FFOM”)	$23,226	$15,008	$71,559	$43,183

FFO per share - diluted	$0.48	$0.38	$1.49	$1.16

FFOM per share - diluted	$0.43	$0.34	$1.42	$1.12

Weighted average common shares outstanding - diluted	53,979,151	43,860,124	50,451,767	38,595,230

(1)
Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the “Fidelity Joint Ventures”) formed or assumed as part of the company's acquisition of GMH. For the three months and year ended December 31, 2009, ACC’s 10% share of the FFO of the Fidelity Joint Ventures, including impairment charges recorded in the third quarter 2009, was $0.1 million and negative $42,000, respectively. For the three months and year ended December 31, 2009, ACC’s 10% share of the net operating income of the Fidelity Joint Ventures was $0.7 million and $2.6 million, respectively.

(2)
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods.

(4)	Represents our share of impairment charges recorded in the third quarter 2009 for two properties owned through our unconsolidated Fidelity Joint Ventures.

Table 4
American Campus Communities Inc. and Subsidiaries
2010 Outlook (a)
(unaudited, dollars in thousands, except per share data)

	Low	High
Net income	$8,350	$17,700
Noncontrolling interests	200	400
Depreciation and amortization	72,000	72,000
FFO from unconsolidated joint ventures	450	750
Funds from operations (“FFO”)	81,000	90,850

Elimination of operations from on-campus participating properties	(5,550)	(5,750)

Modifications to reflect operational performance of on-campus participating properties	2,300	2,600
Funds from operations – modified for operational performance of on-campus participating properties (“FFOM”)	$77,750	$87,700

Weighted average common shares outstanding – diluted	54,160,000	54,160,000

Net income per share – diluted	$0.15	$0.33

FFO per share – diluted	$1.50	$1.68

FFOM per share – diluted	$1.44	$1.62

(a)
Assumes that: (1) no property acquisitions or dispositions will occur during 2010; (2) the company will achieve property level NOI of $145.7 million to $152.1 million; (3) the company will generate third-party development and management revenues from $17.5 million to $20.0 million; and (4) the CUNY-Staten Island and Edinboro University – Phase II third-party development projects will commence construction during 2010.

CONTACT: American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000